Exhibit 8.2

April 1, 2020

Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

Rayonier, L.P.

1 Rayonier Way

Wildlight, FL 320197

Re: Rayonier Inc.’s Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Rayonier Inc., a North Carolina corporation (the “Company”), in connection with the Mergers and other transactions contemplated by the Agreement and Plan of Merger, dated as of January 14, 2020, as amended by that certain Amendment No. 1 thereto, dated April 1, 2020 (the “Merger Agreement”), by and among the Company, Rayonier Operating Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Rayonier Operating Company Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Opco Holdings”), Rayonier, L.P., a Delaware limited partnership whose general partner is the Company and whose limited partner is Opco Holdings, Pacific GP Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Pacific LP Merger Sub III, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Pope Resources, a Delaware limited partnership (“Pope”), Pope MGP, Inc., a Delaware corporation and the managing limited partner of Pope, and Pope EGP, Inc., a Delaware corporation and the equity general partner of Pope, and filed as an exhibit to the registration statement on Form S-4 (File No. 333-237246) filed with the Securities and Exchange Commission on March 17, 2020 and containing the prospectus/proxy statement of the Company and Pope (as amended through the date hereof, the “Registration Statement”). This opinion letter is being delivered to be filed as an exhibit to the Registration Statement. Capitalized terms not otherwise defined therein shall have the meaning given to them in the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement;

2.	the Merger Agreement;

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

Rayonier Inc. April 1, 2020 Page 2

3.

the certificate, dated the date hereof and executed by duly appointed officers of the Company and Rayonier Forest Resources, L.P. (successor by merger to Rayonier Timber Company No. 1 Inc. (“RTC-1”), Timberlands Holding Company Washington, Inc. (“THC-W”) and Timberlands Holding Company Atlantic, Inc. (“THC-A”)) (the “Company Officer’s Certificate”);

4.	the certificate, dated the date hereof and executed by a duly appointed officer of Pope (the “Pope Officer’s Certificate”);

5.

the certificates, dated the date hereof and executed by duly appointed officers of each of the Pope Private REITs (the “Private REIT Officer’s Certificates” and collectively with the Company Officer’s Certificate and the Pope Officer’s Certificate, the “Officer’s Certificates”);

6.	the Company’s Amended and Restated Articles of Incorporation, filed with the Secretary of State of North Carolina on May 17, 2012;

7.

RTC-1’s Second Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on March 11, 2013, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on May 29, 2013;

8.

THC-W’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2014, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

9.

THC-A’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2013, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

10.	the Company’s, THC-A’s and THC-W’s taxable REIT subsidiary (“TRS”) elections for Rayonier TRS Holdings, Inc. (“TRS Holdings”) and Rayonier TRS Operating Company;

Rayonier Inc. April 1, 2020 Page 3

11.	the Company’s TRS elections for Matariki North Island Forests Limited and Matariki Forests Trading Limited; and

12.	such other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its taxable year ending December 31, 2020, and future taxable years, the Company will operate in a manner that will make the factual representations contained in the Company Officer’s Certificate true for such years;

3.

the Company will not make any amendments to its organizational documents or the organizational documents of TRS Holdings, Matariki North Island Forests Limited or Matariki Forests Trading Limited after the date of this opinion letter that would affect the Company’s qualification as a real estate investment trust (“REIT”) for any taxable year;

4.

the Mergers and the transactions contemplated in the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including the satisfaction of all pre-closing covenants) and the Merger Agreement and the Registration Statement accurately reflect the material facts of such transactions; and

5.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. Further, we have not made an independent investigation or audit of the facts set forth in the Pope Officer’s Certificate or the Private REIT Officer’s Certificates. We consequently have

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relied upon the representations and statements of the signatories to the Pope Officer’s Certificate and the Private REIT Officer’s Certificates, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificates and the factual matters discussed in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences—Taxation of Rayonier,” “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Opco Units,” and “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Rayonier Common Stock” (which are incorporated herein by reference), we are of the opinion that:

(a)

the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2004 through December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2020 and thereafter; and

(b)

the descriptions of law and the legal conclusions contained in the Registration Statement under the captions Material U.S. Federal Income Tax Consequences—Taxation of Rayonier,” “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Opco Units,” and “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Rayonier Common Stock” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Company Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

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The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Vinson & Elkins L.L.P. under the captions “Material U.S. Federal Income Tax Consequences—Tax Opinions Required as a Condition of Closing” and “Material U.S. Federal Income Tax Consequences—Taxation of Rayonier” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins L.L.P.